Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements of Sorrento Therapeutics, Inc. (the “pro forma financial statements”) have been prepared for illustrative purposes only and are not necessarily indicative of what the combined companies condensed consolidated financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors.

The following pro forma financial statements give effect to the merger as if the merger was already consummated. The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company.

The pro forma adjustments related to the acquisition are based on a preliminary purchase price allocation whereby the cost to acquire IgDraSol was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on the final purchase price and analyses of fair values of identifiable tangible and intangible assets, and estimates of the useful lives of tangible and intangible assets, which will be completed after Sorrento completes its valuation and assessment process using all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the acquisition. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and Sorrento’s future results of operations and financial position. The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs.

The pro forma financial statements were derived from and should be read in conjunction with the historical financial statements and accompanying notes contained in the Sorrento Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2012 and on Sorrento Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which have been incorporated by reference in this Form 8-K/A.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 reflects the merger as if it occurred on June 30, 2013 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 reflect the merger as if it occurred on May 17, 2012. The pro forma financial statements reflect the following:

•	The conversion of each equivalent IgDraSol common share outstanding as of the effective time into the right to receive 3,006,641 Sorrento common shares or cash totaling $382,300;

•	Payment of certain estimated non-recurring contractual financing and professional fees; and

•	Payment of certain estimated non-recurring transaction costs related to legal, accounting fees, and certain separation or compensation payments.

Descriptions of the foregoing adjustments are presented in the notes to the pro forma financial statements provided below. The fiscal year end for the pro forma financial statements is December 31. However, IgDraSol’s operations are presented from inception (May 17, 2012) through December 31, 2012.

The merger will be accounted for as an acquisition of IgDraSol under the purchase method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805—Business Combinations. The assets and liabilities of IgDraSol will be reflected at fair value on the balance sheet of the company. The fair value of the assets and liabilities is based on the estimated value of IgDraSol as of September 9, 2013 (the date in which Sorrento acquired IgDraSol). A final determination of the purchase accounting adjustments, including the allocation of fair value to the IgDraSol assets and liabilities, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial statements are preliminary and have been made solely for purposes of developing such pro forma financial statements. The pro forma financial statements do not purport to present Sorrento’s financial position or the results of operations had the merger transactions actually been completed as of the dates indicated. Further, these pro forma financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of the merger, are based on assumptions that Sorrento believes are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statements do not project Sorrento’s financial position or results of operations for any future date or period.

SORRENTO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2013

(in thousands)

	Historical		Pro Forma Adjustments (footnote 3)		Pro Forma Consolidated

	Sorrento	IgDraSol
Assets
Current assets:
Cash and cash equivalents	$5,754.6	$461.1	$127.1	(a)	$5,960.5
			(382.3	)(b)
Grants receivable, prepaid expenses and other	167.8	119.9	(74.4	)(d)	213.3
Total current assets	5,922.4	581.0	(329.6)		6,173.8
Property, plant and equipment, net	1,449.5	125.6	—		1,575.1
Intangible assets, net	88.7	—	29,170.8	(b)(f)	29,259.5
Other assets	328.2	—	(81.7	)(e)	246.5
Total assets	$7,788.8	$706.6	$28,759.5		$37,254.9

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other	$1,191.9	$781.9	$751.1	(b)	$3,243.7
			(6.8	)(a)
			600.0	(c)
			(74.4	)(d)
Deferred revenue	—	81.7	(81.7	)(e)	—
Current portion of long-term debt	292.0	393.2	(393.2	)(a)	292.0

Total current liabilities	1,483.9	1,256.8	795.0		3,535.7

Long-term debt, less current portion	535.3	—	—		535.3

Stockholders’ equity	5,769.6	(550.2)	27,811.4	(b)	33,183.9
			527.2	(a)
			(374.1	)(b)

Total liabilities and stockholders’ equity	$7,788.8	$706.6	$28,759.5		$37,254.9

See accompanying notes

SORRENTO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except share and per share information)

	Historical		Pro Forma Adjustments (footnote 3)		Pro Forma Consolidated

	Sorrento	IgDraSol (1)
Revenues	$583.8	$—	$—		$583.8

Intangibles amortization	—	—	300.9	(f)	300.9
Other operating expenses	5,436.4	463.9	—		5,900.3

Operating loss	(4,852.6)	(463.9)	(300.9)		(5,617.4)
Interest expense	—	(7.8)	7.8	(g)	—
Interest income	7.3	—	—		7.3

Net loss	$(4,845.3)	$(471.7)	$(293.1)		$(5,610.1)

Net loss per share—basic and diluted	$(0.42)	$(0.22)			$(0.41)

Weighted average number of shares during the period—basic and diluted	11,405,042	2,128,907			13,533,949

(1)	IgDraSol financial information is from inception (May 17, 2012) through December 31, 2012.

See accompanying notes

SORRENTO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except share and per share information)

	Historical		Pro Forma Adjustments (footnote 3)		Pro Forma Consolidated

	Sorrento	IgDraSol
Revenues	$275.7	$118.3	$(118.3	)(e)	$275.7

Intangibles amortization	1.3	—	858.0	(f)	859.3
Acquired in-process research and development	1,210.0	—	(1,210.0	)(h)	—
Other operating expenses	6,295.6	1,490.2	(496.6	)(i)	6,934.7
			(354.5	)(j)

Operating loss	(7,231.2)	(1,371.9)	1,084.8		(7,518.3)
Other income, proceeds from sale of assets	—	1,210.0	(1,210.0	)(h)	—
Interest expense	(31.7)	(30.9)	30.9	(g)	(31.7)
Interest income	4.0	—	—		4.0

Net loss	$(7,258.9)	$(192.8)	$(94.3)		$(7,546.0)

Net loss per share—basic and diluted	$(0.56)	$(0.08)			$(0.49)

Weighted average number of shares during the period—basic and diluted	12,880,804	2,421,655			15,302,459

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Transactions

On March 7, 2013, the Company entered into an exclusive option agreement with IgDraSol, a private company focused on the development of oncologic agents for the treatment of metastatic breast cancer, non-small cell lung cancer, and other cancers. IgDraSol granted the Company an irrevocable option to acquire IgDraSol by means of an agreement and plan of merger, and was paid a non-refundable lump sum payment of $200,000 in April 2013. Such payment was capitalized when paid, and will be amortized over the life of the option period. The option must be exercised by the later of: (i) thirty (30) days after the receipt of the FDA End of Phase II meeting minutes for Cynviloq™, which were received by IgDraSol on July 29, 2013, or (ii) September 30, 2013.

The Company entered into an initial services agreement dated March 7, 2013 with IgDraSol, whereby IgDraSol provided certain product development and technology services related to antibody-based nanotherapeutics. In March 2013, IgDraSol was paid a non-refundable payment of $1,000,000 and the related services were completed prior to May 31, 2013. There are no further obligations under the initial services agreement.

In addition, the Company entered into an asset purchase agreement with IgDraSol whereby it agreed to purchase all documentation, equipment, information and other know-how related to micellar nanoparticle technology encompassing Tocosol® and related technologies for a purchase price of $1,210,000. The purchase price was paid in April 2013 and was recognized as acquired in-process research and development expense. Also in April 2013, the Company entered into a development services agreement with IgDraSol related to the development of Tocosol® and related technologies. The Company will pay IgDraSol up to $3,000,000 for services provided. IgDraSol recorded the initial and development services agreement revenues as an offset to the expenses incurred to generate such revenue in the accompany IgDraSol statement of operations for the six months ended June 30, 2013.

On September 9, 2013, the Company exercised its option to acquire IgDraSol, and, pursuant to the merger agreement, the Company issued 3,006,641 shares of common stock to IgDraSol stockholders and paid cash consideration valued at $382.3 thousand and, upon the later achievement of a specified regulatory milestone, the Company will issue an additional 1,306,272 shares of common stock to former IgDraSol stockholders. The value of the Sorrento common shares issued to IgDraSol stockholders was $9.25 per share, the closing price per share of Sorrento common stock as of September 6, 2013. Certain IgDraSol option and warrant holders received cash consideration at closing in lieu of shares, at the $9.25 per share value. The total transaction consideration is valued at $28.2 million.

(2)	Purchase Price

Total estimated purchase price is summarized as follows:

(in thousands)
Cash buyout of certain holders of IgDraSol common stock options and warrants	$382.3
Market value of shares of Sorrento common stock issued in exchange for IgDraSol common stock	27,811.4
Estimated transaction fees, including separation and bonus payments of $771 thousand made to IgDraSol employees	877.0

Total estimated purchase price	$29,070.7

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed:

Assets acquired:
Cash	$208.1
Prepaid expenses & other	44.9
PP&E	120.9
Intangible product rights	29,170.8

Total assets	29,544.7

Liabilities assumed:
Accounts payable and accrued expenses	474.0

Total estimated purchase price	$29,070.7

(3)	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:

(a)	Reflects IgDraSol related pre-merger transactions occurring immediately prior to the merger for the exercise of outstanding common stock options and warrants and the repayment of all outstanding debt and accrued interest.

(b)	To record the preliminary purchase price allocation from the issuance of 3,006,641 shares of common stock to IgDraSol stockholders, cash consideration paid to certain IgDraSol stockholders valued at $382,300, and merger related transaction costs.

(c)	To record transaction related bonuses payable to certain IgDraSol employees earned in connection with the closing of the merger.

(d)	To eliminate development services agreements amounts receivable or payable between Sorrento and IgDraSol.

(e)	To eliminate recognized (statement of operations) or unamortized (balance sheet) option fee payment made by Sorrento to IgDraSol, $200,000 in aggregate. IgDraSol has recorded the recognized option fee as revenue and Sorrento has recorded the amortized option fee as an operating expense.

(f)	To record the estimated fair value of Cynviloq license rights which will be amortized over its estimated useful life of 17 years. The license was entered into by IgDraSol effective on October 29, 2012 and amortization has been reflected herein from the inception of the license agreement.

(g)	To eliminate the interest expense recorded by IgDraSol on the debt paid in full by IgDraSol immediately prior to the merger closing.

(h)	To eliminate the impact of Sorrento’s asset purchase agreement payment to IgDraSol for the purchase of Tocosol® and related technologies for a purchase price of $1,210,000. The purchase price was paid in April 2013 and was recognized as acquired in-process research and development expense by Sorrento and was recorded as revenue by IgDraSol.

(i)	To eliminate transaction specific related bonuses or severance paid to certain individuals of IgDraSol upon the closing of the option agreement in April 2013.

(j)	To eliminate IgDraSol’s payment of investment banking fees incurred in connection with the closing of the option agreement in March 2013.